Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the  incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-1 No. 333-273718) of Biophytis SA, and
(2)	Registration Statement (Form F-3 No. 333-271385) of Biophytis SA;

of our report dated April 21, 2022, except for Note 13.2.3, as to which the date is January 30, 2023, with respect to the consolidated financial statements of Biophytis SA for the year ended December 31, 2021 included in this Annual Report (Form 20-F) of Biophytis SA for the year ended December 31, 2023.

/s/ Ernst & Young et Autres

Paris – La Défense, France

April 8, 2024